Exhibit 99.1

May 24, 2019

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of March 31, 2019, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

FIRST QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending March 31, 2019 with the SEC on May 14, 2019. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

PORTFOLIO UPDATE

As of March 31, 2019, Summit had ownership interests in 57 senior housing facilities totaling 5,339 beds across 14 states as follows: 100% ownership of three properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, a 15% interest in 14 properties and a 10% interest in 32 properties.

Over the past four years we have grown our joint venture (“JV”) portfolios to over $425 million in total asset value and over $7.5 million in total net operating income for the quarter ending March 31, 2019. This amount is over and above our wholly-owned and majority-owned real assets valued over $47 million with approximately $1.8 million in net operating income for the quarter ending March 31, 2019. Summit’s total equity ownership in its JV portfolios (after income and distributions) is approximately $14.5 million. For additional information on our JV portfolios, please refer to the Form 10-Q for the quarter ending March 31, 2019.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $84,000 for the three months ended March 31, 2019 compared to $773,000 for the three months ended March 31, 2018. FFO per share remained unchanged from $0.03 for the three months ended March 31, 2019 compared to $0.03 for the three months ended March 31, 2018. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts (“NAREIT”). For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending March 31, 2019.

SALE OF FOUR NORTH CAROLINA PROPERTIES

On February 14, 2019, Summit sold four wholly-owned properties located in North Carolina (“NC Properties”): The Shelby House, a 72-bed assisted living facility located in Shelby, North Carolina; The Hamlet House, a 60-bed assisted living facility located in Hamlet, North Carolina; The Carteret House, a 64-bed assisted living facility located in Newport, North Carolina; and The Danby House, a 100-bed assisted living and memory care facility located in Winston-Salem, North Carolina. The total consideration for the sale was $27 million in cash. We recorded a gain of approximately $4.2 million on the sale of the NC Properties.

REDDING HUD REFINANCE

On April 24, 2019, we refinanced our outstanding loans for our assisted living facility in Redding, California with a 35-year HUD-insured loan bearing a fixed rate of interest of 4.2% plus .65% for mortgage insurance premiums. The $3.8 million loan proceeds were used to pay down the $2.8 million loan to HFS and the $0.7 million promissory note used to purchase the land under this assisted living facility, in addition to funding HUD reserves and debt issuance costs.

LITIGATION UPDATE

We last reported in our investor letter dated April 2, 2019 that the judge signed and entered the order granting us terminating sanctions which dismissed the complaint against us by Cornerstone Realty Advisors (“CRA”) and Cornerstone Ventures Inc. (“CVI”) with prejudice and awarded Summit monetary sanctions in the amount of $588,671 due to the plaintiffs’ discovery abuse. On April 23, 2019, CRA and CVI filed a motion for a new trial. On May 8, 2019 the judge entered an order that he will not set a hearing date nor will he rule on the proposed Motion for New Trial. On May 21, 2019 CRA and CVI filed a Notice of Appeal from the judgment granting us terminating and monetary sanctions. As we have to date, we will vigorously defend ourselves against this appeal.

FREQUENTLY ASKED QUESTIONS

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

I recently received a letter from a company offering to buy my shares at a considerable discount? Should I sell?

There are several opportunistic funds in the market that are known to make continuous mini-tender offers in an attempt to purchase investor shares at a deep discount. Many of them have concluded that the company shares they are trying to purchase are well below value creating significant upside potential.  Unfortunately, some of the funds misrepresent their offers to make them look like they are coming directly from Summit or that Summit approves their mini-tender offer.  We believe that it would be a mistake to sell shares at a substantial discount, and we would never endorse or support that kind of an offer. The Securities and Exchange Commission has issued a publication with tips for investors. See https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

How can I access my investment account and statement?

You can view your investment account and statement anytime through the investor portal on our website at www.summithealthcarereit.com. If you need assistance logging on and getting access to your investor information, please contact our transfer agent, Computershare, at (888) 522-1771 between the hours of 8:30am and 6:00pm Eastern Time.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh, at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2018 and quarterly report for the period ended March 31, 2019. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.